Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. reports full year results for 2018

DALLAS (April 1, 2019) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company is reporting its Results of Operations for 2018. In November 2018 the Company created a new subsidiary Victory Abode Apartments, LLC (“VAA”) and contributed 52 multi-family projects that it owned and operated to VAA. TCI subsequently sold a 50% interest to a third party and recorded a $154 million gain.

The Company believes that both the completion of the joint venture creating Victory Abode Apartments and the issuance of the Series B Bonds in the Israeli Bond Market has positioned the company along the strategic lines that it previously indicated. The Company has created a dynamic platform to continue its expansion in the multifamily sector. The ongoing plan is to continue to develop and acquire apartments in the geographic markets where demand exceeds supply.

Beginning November 19, 2018, TCI began reflecting its ownership of VAA on the Balance Sheet as an investment and its share of the Revenues, Operating Expenses, Depreciation, Amortization and Interest as “Earning from VAA”. The comparative financial statements and the information below reflect approximately 46 weeks of operations for the properties contributed to VAA in 2018 in their traditional categories as compared to a full 52 weeks for 2017.

For the year ended December 31, 2018, we reported net income applicable to common shares of $180.1 million or $20.71 per share compared to a net loss applicable to common shares of $16.7 million or ($1.92) per share for the year ended December 31, 2017.

Revenues

Rental and other property revenues were $121.0 million for the year ended December 31, 2018. This represents a decrease of $4.2 million, as compared to the prior year revenues of $125.2 million. The decrease is primarily due to the contribution of fifty- two properties to the joint venture VAA on November 19, 2018.

Expenses

Property operating expenses were $59.4 million for the year ended December 31, 2018. This represents a decrease of $3.7 million, compared to the prior year operating expenses of $63.1 million. The decrease is primarily due to the contribution of fifty- two properties to the joint venture VAA on November 19, 2018.

Depreciation and amortization expenses were $22.8 million for the year ended December 31, 2018. This represents a decrease of $2.8 million compared to prior year depreciation of $25.6 million. The decrease is primarily due to the contribution of fifty-two properties to the joint venture VAA on November 19, 2018.

General and administrative expenses were $11.4 million for the year ended December 31, 2018. This represents an increase of $5.1 million compared to the prior year expenses of $6.3 million. The increase in general and administrative expenses was due primarily to an increase in fees paid associated with finalizing the formation of VAA as well as and general and professional fees.

Other income (expense)

Interest income was $15.8 million for the year ending December 31, 2018 compared to $13.9 million for the year ended December 31, 2017 for an increase of $1.9 million. This increase was primarily due to an increase of $2.7 million in interest on receivable owed from our Advisors, offset by a decrease of $0.8 in interest on notes receivable from other related parties.

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Mortgage and loan interest expense was $58.9 million for the year ended December 31, 2018. This represents a decrease of $1.0 million compared to the prior year expense of $59.9 million. The decrease is primarily due to the contribution of fifty-two properties to the joint venture VAA on November 19, 2018.

No gain on sales of income producing properties was recognized during the year ended December 31, 2018. Gain on sale of income-producing properties was $9.8 million for the year ended December 31, 2017, attributable to the recognition of deferred gain.

Gain on land sales was $17.4 million and $4.9 million for the years ended December 31, 2018 and 2017, respectively. The increase of approximately $12.5 million was primarily due to sales of land at Mercer Crossing recognized in 2018.

Other income was $28.2 million and $0.6 million for the years ended December 31, 2018 and 2017, respectively. The increase of $27.6 million was primarily due to a $17.6 million gain recognized in September 2018 for deferred income associated with the sale of assets, as well as income of approximately $7.6 million from insurance proceeds on Mahogany Run Golf Course.

Gain from the sale of 50% ownership in VAA was $154.1 million for the year ended December 31, 2018. There was no such gain in prior years.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including apartments, office buildings, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company’s website at www.transconrealty-invest.com.

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31,
2018	2017	2016
(dollars in thousands, except per share amounts)

Revenues:

Rental and other property revenues (including $767, $839 and $708 for the year ended 2018, 2017 and 2016, respectively, from related parties)	$120,955	$125,233	$118,471

Expenses:

Property operating expenses (including $943, $929 and $865 for the year ended 2018, 2017 and 2016, respectively, from related parties)	59,420	63,056	61,918
Depreciation and amortization	22,761	25,558	23,683
General and administrative (including $4,578, $3,120 and $3,574 for the year ended 2018,
2017 and 2016, respectively, from related parties)	11,359	6,269	5,476
Net income fee to related party	631	250	257
Advisory fee to related party	10,663	9,995	9,490
Total operating expenses	104,834	105,128	100,824
Net operating income	16,121	20,105	17,647

Other income (expenses):

(8,876)5(9,536)
Interest income (including $13,132, $11,485 and $13,348 for the year ended 2018, 2017 and 2016, respectively, from related parties)	15,793	13,862	14,670
Other income	28,150	625	1,816
Mortgage and loan interest (including $423, $1,174 and $568 for the year ended 2018, 2017 and 2016, respectively, from related parties)	(58,872)	(59,944)	(53,088)
Foreign currency transaction gain (loss)	12,399	(4,536)	—
Equity earnings from VAA	44	—	—
Earnings (losses) from unconsolidated subsidiaries and investees	1,085	26	(26)
Total other expenses	(1,401)	(49,967)	(36,628)
Income (loss) before gain on disposition of 50% interest in VAA, gain on land sales, non- controlling interest, and taxes	14,720	(29,862)	(18,981)
Gain on disposition of 50% interest in VAA	154,126	—	—
Gain on sale of income-producing properties	—	9,842	16,207
Gain on land sales	17,404	4,884	3,121
Net income (loss) from continuing operations before taxes	186,250	(15,136)	347
Income tax expense - current	(1,210)	(180)	(24)
Income tax expense - deferred	(2,000)	—	—
Net income (loss) from continuing operations	183,040	(15,316)	323
Discontinued operations:
Net income (loss) from discontinued operations	—	—	(2)
Income tax benefit (expense) from discontinued operations	—	—	1
Net income (loss) from discontinued operations	—	—	(1)
Net income (loss)	183,040	(15,316)	322
Net (income) attributable to non-controlling interest	(1,590)	(499)	(285)
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	181,450	(15,815)	37
Preferred dividend requirement	(900)	(900)	(900)
Net income (loss) applicable to common shares	$180,550	$(16,715)	$(863)

Earnings per share - basic:

Net income (loss) from continuing operations	$20.71	$(1.92)	$(0.10)
Net income (loss) applicable to common shares	$20.71	$(1.92)	$(0.10)

Earnings per share - diluted:

Net income (loss) from continuing operations	$20.71	$(1.92)	$(0.10)
Net income (loss) applicable to common shares	$20.71	$(1.92)	$(0.10)
Weighted average common shares used in computing earnings per share	8,717,767	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767	8,717,767
Amounts attributable to Transcontinental Realty Investors, Inc.
Net income (loss) from continuing operations	$181,450	$(15,815)	$38
Net loss from discontinued operations	—	—	(1)
Net income (loss) applicable to Transcontinental Realty Investors, Inc.	$181,450	$(15,815)	$37
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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017
	(dollars in thousands, except share and par value)

Assets
Real estate, at cost	$461,718	$1,112,721
Real estate subject to sales contracts at cost	2,014	45,739
Less accumulated depreciation	(79,228)	(178,590)
Total real estate	384,504	979,870
Notes and interest receivable (including $51,945 in 2018 and $45,155 in 2017 from related parties)	83,541	70,166
Cash and cash equivalents	36,358	33,563
Restricted cash	70,207	54,779
Investment in joint venture	68,399	—
Investment in other unconsolidated investees	22,172	2,472
Receivable from related party	133,642	111,665
Other assets	63,557	60,907
Total assets	$862,380	$1,313,422

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$277,237	$892,149
Notes related to real estate held for sale	—	376
Notes related to real estate subject to sales contracts	—	1,957
Bond and bond interest payable	158,574	113,047
Deferred revenue (including $21,034 in 2018 and $40,574 in 2017 to related parties)	17,522	60,949
Deferred tax liability	2,000	—
Accounts payable and other liabilities (including $3 in 2018 and $7,236 in 2017 to related	26,646	36,683
Total liabilities	481,979	1,105,167

Shareholders’ equity:
Preferred stock, Series D: $0.01 par value, authorized 100,000 shares, issued 100,000 in 2018 and 2017; outstanding 0 shares in 2018 and 100,000 in 2017 (liquidation preference $100 per share)	—	1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2018 and 2017; outstanding 8,717,767 shares in 2018 and 2017	87	87
Treasury stock at cost, 200 shares in 2018 and 2017	(2)	(2)
Paid-in capital	258,050	268,949
Retained earnings (deficit)	101,585	(79,865)
Total Transcontinental Realty Investors, Inc. shareholders' equity	359,720	189,170
Non-controlling interest	20,681	19,091
Total shareholders' equity	380,401	208,261
Total liabilities and shareholders' equity	$862,380	$1,313,422